SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2009

Eagle Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7815 Woodmont Avenue, Bethesda, Maryland  20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment to Current Report on Form 8-K/A is filed to correct the vesting schedule of the awards of options (other than those granted to Mr. Paul ) and restricted stock made on January 8, 2009.  Such awards vest in five annual installments commencing on the first anniversary of the date of grant.  Additionally, this amendment reflects that Ms. Riel declined the increase in her base salary.

Item 5.02.                                       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers Compensatory Arrangements of Certain Officers

(e)                                  On January 8, 2009, the Executive Compensation Committee of the Board of Directors of Eagle Bancorp, Inc. (the “Company”) authorized the payment of the annual cash bonuses, and the award of options and restricted stock under the Company’s 2006 Stock Plan, to certain of the Company’s executive officers and the Vice Chairman of the Board of Directors, as set forth in the table below. Additionally, the Committee authorized an increase in Ms. Riel’s base salary to an annual rate of $275,600, but Ms. Riel declined the increase.

Name	Title	Cash Bonus	Options Awarded	Restricted Stock Awarded
Michael T. Flynn	EVP & COO – Eagle Bancorp, Inc.	$28,200	19,200	—
Martha Foulon-Tonat	EVP & Chief Lending Officer	$39,334	21,200	—
James H. Langmead	EVP and CFO	$44,118	20,200	—
Thomas D. Murphy	President – Montgomery County Region	$33,597	9,400	—
Ronald D. Paul	President and CEO	$74,115	51,737	30,763
Susan G. Riel	EVP & COO - EagleBank	$46,423	32,000	—
Janice Williams	EVP – Chief Credit Officer	$38,952	26,600	—
Barry C. Watkins	President – DC and Virginia Region	$20,000	24,600	—
Robert P. Pincus	Vice Chairman	—	54,000	—

All options granted to executive officers and directors have an exercise price of $6.34 per share, and are subject to the terms of the 2006 Stock Plan. Options granted to the Company’s executive officers and Vice Chairman have a ten year term from the date of grant.  All options, other than those granted to Mr. Paul, vest in five annual installments, commencing on the first anniversary of the date of grant.  Restricted stock awards vest in five annual installments, commencing on the first anniversary of the date of grant.  Mr. Paul’s options vest as follows: 4,421 in 2016; 15,772 in 2017; 15,772 in 2018; and 15,772 in 2019.

Signatures

                                                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

	By:	/s/ Michael T. Flynn
Michael T. Flynn, Executive Vice President, Chief Operating Officer

Dated: January 29, 2009